Exhibit 3.10

H120002563963

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
LINKWELL CORPORATION

Pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida, the undersigned Chief Executive Officer of Linkwell Corporation, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P900000095861, does hereby certify:

First, that pursuant to the unanimous written consent of the Board of Directors of this Corporation pursuant to Section 607.0821 of the Business Corporation Act, on May 24, 2012, as amended on July 7, 2012, the Board of Directors approved the following amendment to Article III, Capital Stock, of the Corporation's Articles of Incorporation, as amended:

ARTICLE III - CAPITAL STOCK

On the date of effective date of these Articles of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every two hundred (200) issued and outstanding shares of the Corporation's Common Stock, par value $0.0005 (the “Old Common Stock”), shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.0005 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

Second, these Articles of Amendment shall be effective on November 16, 2012.

Third, the foregoing amendments were approved and adopted by the written consent of shareholders of the Corporation effective October 10, 2012 pursuant to the provisions of Section 607.0704 of the Business Corporation Act, which such consenting shareholders had not less than the minimum number of votes that would have been necessary to authorize or take such actions at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment as of October 24, 2012.

/s/ Xuelian Bian
Xuelian Bian, Chief Executive Officer